ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

Filed in the office of	Document Number 20100951090-67
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/23/2010 12:58 PM
	Entity Number E0767232007-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Heli Electronics Corp.

2. Description of the original document for which correction is being made:

Certificate of Change Pursuant to NRS 78.209

3. Filing date of the original document for which correction is being made: November 17, 2010

4. Description of the inaccuracy or defect.

Item 4. - 240,000,000 common shares with a par value of $0.0005 and 100,000,000 Preferred "A" stock with a par value of $0.00001

5. Correction of the inaccuracy or defect.

Item 4 - 240,000,000 common shares with a par value of $0.00001 and 100,000,000 Preferred "A" stock with a par value of $0.00001

6. Signature:

X [signature]
Authorized Signature

President
Title *

November 25, 2010
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership, by a general partner, a limited liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees